UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 13, 2007

CONTANGO OIL & GAS COMPANY

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	001-16317	95-4079863
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3700 BUFFALO SPEEDWAY, SUITE 960

HOUSTON, TEXAS 77098

(Address of principal executive offices)

(713) 960-1901

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.02.	RESULTS OF OPERATIONS AND FINANCIAL CONDITION

SEPTEMBER 13, 2007 – HOUSTON, TEXAS – Contango Oil & Gas Company (AMEX:MCF) reported natural gas and oil sales from continuing operations for the fiscal year ended June 30, 2007 of approximately $18.7 million, compared to $0.9 million for the same period last year. The Company reported a net loss attributable to common stock for the year ended June 30, 2007 of approximately $3.2 million, or $0.21 per basic and diluted share, compared to a net loss attributable to common stock for the year ended June 30, 2006 of approximately $0.8 million, or $0.05 per basic and diluted share.

For the three months ended June 30, 2007, natural gas and oil sales from continuing operations were $11.2 million, up from $0.6 million for the three months ended June 30, 2006. Contango had a net loss attributable to common stock of approximately $0.5 million, or $0.03 per basic and diluted share, compared to a net loss attributable to common stock for the three months ended June 30, 2006 of approximately $1.2 million, or $0.08 per basic and diluted share. The net loss for the three months ended June 30, 2007 is after $4.1 million of dry hole expenses associated with mechanical problems on the Alta-Beck #1-32H and the Alta-Kaufman #1-12H in the Arkansas Fayetteville Shale, which were drilled in fiscal year 2006.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(c)	Exhibits

Exhibit No.	Description of Document
99.1	Press release dated September 13, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONTANGO OIL & GAS COMPANY

Date: September 18, 2007	By:	/s/ KENNETH R. PEAK
Kenneth R. Peak
Chairman and Chief Executive Officer